Exhibit B

ARTICLES OF INCORPORATION

OF

SPICY PICKLE FRANCHISING, INC.

The undersigned, who, if a natural person, is eighteen years of age or older, hereby establishes a corporation pursuant to the Colorado Business Corporation Act as amended and adopts the following Articles of Incorporation:

ARTICLE I – NAME

The name of the corporation is SPICY PICKLE FRANCHISING, INC.

ARTICLE II – AGENT

The street address of the initial registered office of the corporation is if 90 Madison Street, Denver CO 80206. The name of the initial registered agent of the corporation at such address is Marc Geman.

ARTICLE III - PURPOSE

The corporation shall have and may exercise all of the rights, powers and privileges now or hereafter conferred upon corporations organized under the laws of Colorado. In addition, the corporation may do everything necessary, suitable or proper for the accomplishment of any of its corporate purposes. The corporation may conduct part or all of its business in any part of Colorado, the United States or the world and may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

ARTICLE IV – STOCK

Section 1. Authorized Stock. The Corporation shall have the authority to issue 200,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock") and 20,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"). The number of authorized shares of Common stock may be increased or decreased by such affirmative vote as may be required at that time by the Colorado General Corporate Law.

Section 2. Common Stock.

(a) *Voting – General.* Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Except as otherwise required by law or this Certificate of Incorporation:

(i) each share of Common Stock outstanding on any record date shall be entitled to one vote in respect of any actions of shareholders for which such record date was fixed; *provided, however*, that each share of Common Stock shall have one vote only for purposes of approving any of the following matters:

(A) the consummation of any merger or consolidation of the Corporation, or the issuance, sale, transfer or assignment of securities of the Corporation that would, following such issuance, sale, transfer or assignment, represent a majority of the voting power of the Corporation's then-outstanding Common Stock to any person, in a single transaction or series of related transactions;

(B) the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation or any of its subsidiaries, directly or indirectly, in one or more transactions, to any person; or

(C) the voluntary liquidation, dissolution or winding up of the Corporation;

(ii) the Class A Common Stock and the Class B Common Stock shall vote together as a single class;

(iii) the vote required to constitute approval of any corporate action shall be a majority of all votes cast on the matter by the holders of outstanding shares of Common Stock at a meeting at which a quorum exists; and

(iv) holders of Common Stock shall be entitled to cast votes in person or by proxy in the manner and to the extent permitted under the Bylaws of the Corporation (the "*Bylaws*").

(b) *Amendments.* So long as any shares of Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, (i) amend, alter or repeal any provision of this Section so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Common Stock; or (ii) take any other action upon which class voting is required by law.

(c) *Dividends; Changes in Common Stock.* The holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.

(d) *Reorganization or Merger.* Subject to the rights of the holders of Preferred Stock, in case of any reorganization, share exchange or merger of the Corporation with another corporation in which shares of Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including cash), each holder of a share of Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including cash). In the event that the holders of shares of Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of shares of Common Stock are granted substantially identical election rights, as the case may be.

Section 3. Preferred Stock. The Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors of the Corporation (the "Board of Directors") is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more classes or series and, by filing a certificate pursuant to the applicable law of the State of Colorado (hereinafter referred to as "Preferred Stock Designation"), to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations and restrictions thereof prior to its issuance. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, as shall be authorized by the Board of Directors and stated in the applicable Preferred Stock Designation.

The Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as required by a Preferred Stock Designation or applicable law, holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of shareholders.

(a) *Dividends.* Dividends in cash, property or shares shall be paid upon the Preferred Stock for any year on a cumulative or noncumulative basis as determined by a resolution of the board of directors prior to the issuance of such Preferred Stock, to the extent earned surplus for each such year is available, in an amount as determined by a resolution of the board of directors. Such Preferred Stock dividends shall be paid pro rata to holders of Preferred Stock as determined by a resolution of the board of directors prior to the issuance of such Preferred Stock. No other dividend shall be paid on the Preferred Stock.

Section 4. Distribution in Liquidation. Upon any liquidation, dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the corporation shall be distributed, either in cash or in kind, first pro rata to the holders of the Preferred Stock until an amount to be

determined by a resolution of the board of directors prior to issuance of such Preferred Stock has been distributed per share, and, then, the remainder pro rata to the holders of the Common Stock.

Section 5. Redemption. The Preferred Stock may be redeemed in whole or in part as determined by a resolution of the board of directors prior to the issuance of such Preferred Stock, upon prior notice to the holders of record of the Preferred Stock, published, mailed and given in such manner and form and on such other terms and conditions as may be prescribed by the Bylaws or by resolution of the board of directors, by payment in cash or Common Stock for each share of the Preferred Stock to be redeemed, as determined by a resolution of the board of directors prior to the issuance of such Preferred Stock. Common Stock used to redeem Preferred Stock shall be valued as determined by a resolution of the board of directors prior to the issuance of such Preferred Stock. Any rights to or arising from fractional shares shall be treated as rights to or arising from one share. No such purchase or retirement shall be made if the capital of the corporation would be impaired thereby.

Section 5. No Fractional Shares. No fractional shares of the capital stock of the Corporation shall be issued, but in lieu thereof the Corporation may, at its option, make a cash adjustment therefor.

ARTICLE V – BOARD OF DIRECTORS

Section 1. The number of directors of the corporation shall be fixed by the bylaws, or if the bylaws fail to fix such a number, then by resolution adopted from time to time by the board of directors, provided that the number of directors shall not be less than one nor more than seven. Five directors shall constitute the initial board of directors. The following persons are elected to serve as the corporation's initial directors until the first annual meeting of shareholders or until their successors are duly elected and qualified:

Name	Address
Marc Geman	
Anthony Walker	
Raymond BonAnno	
Presley Reed	
Kelly Jones	

From and after the date of the first meeting of the Board of Directors following the Effective Time, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial

division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the total number of directors then in office. Class I directors shall serve for an initial term ending at the annual meeting of shareholders held in 2007, Class II directors for an initial term ending at the annual meeting of shareholders held in 2008 and Class III directors for an initial term ending at the annual meeting of shareholders held in 2009. At each annual meeting of shareholders beginning in 2006, successors to the directors in the class whose term expires at that annual meeting shall be elected for a three-year term.

If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

Each director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors shall be elected by the affirmative vote of a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present.

Elections of directors at an annual or special meeting of shareholders shall be by written ballot.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of Article V of this Certificate of Incorporation and any resolution or resolutions adopted by the Board of Directors pursuant thereto, and such directors shall not be divided into classes unless expressly so provided therein.

Section 2. Vacancies. Any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification, removal of any director or from any other cause shall be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

Section 3. Removal. Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of not less than $66^2/_3$% of the voting power of the outstanding Common Stock.

Section 4. Committees. Pursuant to the Bylaws, the Board of Directors may establish one or more committees to which may be delegated any of or all of the powers and duties of the Board of Directors to the full extent permitted by laws.

ARTICLE VI – LIABILITY OF DIRECTORS AND OFFICERS

The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

Section 1. Conflicting Interest Transactions. As used in this paragraph, "conflicting interest transaction" means any of the following: (i) a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; or (iii) a contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest. No conflicting interest transaction shall be void or voidable, be enjoined, be set aside, or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the corporation's board of directors or of the committee of the board of directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose if: (A) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (B) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (C) a conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof, or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

Section 2. Loans and Guaranties for the Benefit of Directors. Neither the board of directors nor any committee thereof shall authorize a loan by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest, or a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest, until at least ten days after

written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issue of the loan or guaranty were submitted to a vote of the shareholders.

Section 3. Indemnification. The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he is or was a director, officer, agent, fiduciary or employee of the corporation or because he is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

Section 4. Limitation on Director's Liability. No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of his fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes ss. 7-106-401 or the articles of incorporation if it is established that the director did not perform his duties in compliance with Colorado Revised Statutes ss. 7-108-401, provided that the personal liability of a director in this circumstance shall be limited to the amount of the distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes ss. 7-106-401 or the articles of incorporation; or (iv) any transaction from which the director directly or indirectly derives an improper personal benefit. Nothing contained herein will be construed to deprive any director of his right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any right he may have for contribution from any other director or other person.

Section 5. Negation of Equitable Interests in Shares or Rights. Unless a person is recognized as a shareholder through procedures established by the corporation pursuant to Colorado Revised Statutes ss. 7-107-204 or any similar law, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes permitted by the Colorado Business Corporation Act, including without limitation all rights deriving from such shares, and the corporation shall not be bound to recognize any equitable or other claim to, or interest in, such shares or rights deriving from such shares on the part of any other person including without limitation, a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the corporation shall have either actual or constructive notice of the claimed interest of such other person. By way of example and not of limitation, until such other person has become the registered holder of such shares or is recognized pursuant to Colorado Revised Statutes ss. 7-107-204 or any similar applicable law, he shall not be entitled: (i) to receive notice of the meetings of the shareholders; (ii) to vote at such meetings; (iii) to

examine a list of the shareholders; (iv) to be paid dividends or other distributions payable to shareholders; or (v) to own, enjoy and exercise any other rights deriving from such shares against the corporation. Nothing contained herein will be construed to deprive any beneficial shareholder, as defined in Colorado Revised Statutes ss. 7-113-101(1), of any right he may have pursuant to Article 113 of the Colorado Business Corporation Act or any subsequent law.

Section 6. Merger With or Acquisition of Another Entity. Inasmuch as the corporation has been formed to merge with or to acquire another business entity, it shall not be necessary for the corporation to obtain shareholder approval for such a transaction. Any such determination shall be at the discretion of the corporation's board of directors.

ARTICLE VII – SHAREHOLDER ACTION

Subject to the rights of the holders of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken only upon the vote of the shareholders at an annual or special meeting duly called and may not be taken by written consent of the shareholders.

The Bylaws may establish procedures regulating the submission by shareholders of nominations and proposals for consideration at meetings of shareholders of the Corporation.

ARTICLE VIII – SPECIAL MEETINGS

Subject to the rights of the holders of Preferred Stock, special meetings of the shareholders may be called at any time only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office or by the chairman of the Board of Directors.

ARTICLE IX – AMENDMENT OF CERTIFICATE OF INCORPORATION

Subject to any requirement of applicable law or any other provision of this Certificate of Incorporation and to any voting rights granted to or held by the holders of any series of Preferred Stock, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the Colorado General Corporate Law. at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article. In addition to any affirmative vote required by

applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any series of Preferred Stock, the affirmative vote of the holders of not less than $66^{2}/_{3}$% of the voting power of the outstanding Common Stock shall be required to amend, add, alter, change, repeal or adopt any provisions inconsistent with this Certificate of Incorporation.

ARTICLE XI – AMENDMENT OF BY-LAWS

The Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the total number of directors then in office at any regular or special meeting of the Board of Directors or by written consent. The shareholders of the Corporation may not adopt, amend or repeal any Bylaw, and no provision inconsistent therewith shall be adopted by the shareholders, unless such action is approved by the affirmative vote of the holders of not less than $66^{2}/3$% of the voting power of the outstanding Common Stock.

ARTICLE XII - INCORPORATOR

The name and address of the incorporator is:

DATED the 29th day of August, 2006.

Incorporator

Marc Geman hereby consents to the appointment as the initial registered agent for the Corporation.

Initial Registered Agent